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                                                                     Exhibit 8.1


Writer's Direct Dial: (212) 225-2350


                                 March 4, 1999


Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, Oregon  97202


Ladies and Gentlemen:

     We have acted as counsel to Fred Meyer, Inc. ("Fred Meyer"), a Delaware corporation in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 18, 1998 (the"Agreement") by and among The Kroger Co., an Ohio corporation ("Kroger"), Jobsite Holdings, Inc., a Delaware corporation ("Merger Sub") and Fred Meyer. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized items used but not defined herein shall have the same meanings as in the Agreement.

     In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the Proxy Statement/Prospectus included therein(together, the "Proxy Statement").

     Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied, without independent verification of the statements contained therein, on certificates from each of Fred Meyer and Kroger regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

     In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that
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the transactions will be consummated and the parties will act in accordance with these documents.

     Based on and subject to the foregoing, the opinion contained in the Proxy Statement under the caption "THE MERGER -- U.S. Federal Income Tax Consequences of the Merger," except as otherwise indicated, represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law.

     We hereby consent to the use of our name and the making of statements with respect to us under the captions "SUMMARY -- Certain U.S. Federal Income Tax Consequences of the Merger" and "THE MERGER -- Certain U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                           CLEARY, GOTTLIEB, STEEN & HAMILTON


                           By: /s/ Leslie B. Samuels
                           ---------------------------------
                           Leslie B. Samuels, a Partner

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                                FRED MEYER INC.
                             OFFICER'S CERTIFICATE
                             ---------------------

     The undersigned officer of Fred Meyer, Inc., in connection with the opinions to be delivered by Cleary, Gottlieb, Steen & Hamilton and Fried, Frank, Harris, Shriver & Jacobson (i) pursuant to Sections 7.2(e) and 7.3(e) of the Agreement and Plan of Merger dated as of October 18, 1998 by and among The Kroger Co. ("Kroger"), Jobsite Holdings, Inc. ("Merger Sub") and Fred Meyer, Inc. ("Fred Meyer") (the "Agreement") and (ii) concerning the Joint Proxy Statement/Prospectus contained in the Form S-4 being filed with the SEC with respect to the Kroger Common Stock to be issued to Fred Meyer stockholders in the Merger, and recognizing (1) that said law firms will rely on this Certificate in delivering such opinions, (2) that it will be necessary to provide a written confirmation of each of the following representations at the Effective Time or an explanation prior to such time as to why confirmation is not possible and (3) that the tax opinions may not accurately describe the consequences of the Merger if any of the following representations are not accurate in all respects, hereby certifies that to the extent the following facts and representations relate to Fred Meyer, such representations are true, complete and correct in all respects and, to the extent the following representations relate to Kroger or Merger Sub, the undersigned has no reason to believe such representations are not true, and further certifies that (unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement):

     1. The fair market value of the Kroger Common Stock received by each Fred Meyer stockholder will be approximately equal to the fair market value of Fred Meyer Common Stock surrendered in the Merger.

     2. The management of Fred Meyer is aware of no plans pursuant to which Fred Meyer would, following the Merger, hold (i) less than 90 percent of the fair market value of its net assets or less than 70 percent of the fair market value of its gross assets held immediately prior to the Merger or (ii) less than 90 percent of the fair market value of Merger's Sub's net assets or less than 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Fred Meyer or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fred Meyer or Merger Sub will be included as assets of Fred Meyer or Merger Sub, respectively, immediately prior to the Merger. For purposes of this representation, if, as a result of the Merger, a federal or state regulatory authority requires Fred Meyer to sell assets to unrelated parties, the fair market value of such assets shall be considered to be the amount received in respect of such sales of such assets.

     3. In the Merger, shares of Fred Meyer stock representing control of Fred Meyer, as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for voting stock of Kroger. For purposes of the representation, shares of Fred Meyer stock exchanged for cash or other property originating with Kroger or any person related to Kroger (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) will be treated as outstanding Fred Meyer stock on the date of the Merger.


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     4. Immediately prior to the Merger, Fred Meyer will be carrying on Fred
Meyer's historic business or using a significant portion of Fred Meyer historic business assets in a business (within the meaning of Treasury Regulations
Section 1.368-1(d)).

     5. Immediately after the Merger, Kroger will be in control of Fred Meyer within the meaning of Section 368(c) of the Code, and Fred Meyer has no plan or intention to issue additional shares of its stock that would result in Kroger losing control of Fred Meyer within the meaning of Section 368(c) of the Code.

     6. All of the outstanding stock of Fred Meyer will be exchanged solely for Kroger Common Stock. Fred Meyer has not redeemed and will not redeem any of its stock prior to and in connection with the Merger, and no person related to Fred Meyer within the meaning of Treasury Regulation Section 1.368-1T(e)(2)(ii) has acquired or will acquire Fred Meyer stock for consideration other than Kroger Common Stock or Fred Meyer stock prior to and in connection with the Merger. Other than normal and regular dividends, Fred Meyer has made no distribution to its shareholders prior to and in connection with the Merger.

     7. Fred Meyer will pay its expenses incurred in connection with the Merger; provided, however, that (i) the filing fees in connection with the filing of the Form S-4 and the Joint Proxy Statement/Prospectus with the SEC, (ii) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws in connection with the Merger,
(iii) the expenses incurred in connection with printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, and (iv) any commitment fee payable in connection with any planned refinancing or replacement by Kroger of, or any commitment to obtain the consent of the requisite lenders to consummate the Merger under, the financing facilities listed as items 1 and 2 on
Schedule 3.5(a)(iii) of the Fred Meyer Disclosure Letter and the financing facilities listed on Schedule 4.5(a) of the Kroger Disclosure Letter shall be shared equally by Kroger and Fred Meyer.

     8. At the time of the Merger, Fred Meyer will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Fred Meyer that, if exercised or converted, would affect Kroger's acquisition or retention of control of Fred Meyer, as defined in Section 368(c) of the Code.

     9. Fred Meyer is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.


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     10. On the date of the Merger, the fair market value of the assets of Fred
Meyer will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     11. Fred Meyer is not under the jurisdiction of a court in a case under Title 11 of the United States code or a receivership, foreclosure or similar proceeding in a Federal or State court.

     12. None of the compensation received by any stockholder-employee of Fred Meyer will be separate consideration for, or allocable to, any of such stockholder-employee's shares of Fred Meyer stock; none of the shares of Kroger stock received by any stockholder-employee of Fred Meyer pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement except for Kroger stock issued in satisfaction of Fred Meyer Options; and the compensation paid to any stockholder-employee of Fred Meyer will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     13. There is no intercorporate indebtedness existing between Kroger and Fred Meyer or between Merger Sub and Fred Meyer that was issued, acquired or will be settled at a discount.

     14. The Merger will be consummated in compliance with the terms of the Agreement.

     15. As of the date of this letter each of the representations made by Fred Meyer and facts concerning Fred Meyer set forth in the Agreement are true, accurate, and complete in all material respects and no information has come to the attention of the undersigned to cause him to believe that any of the facts concerning Fred Meyer set forth in the Form S-4 or the Joint Proxy Statement are untrue in a material respect or that the Form S-4 or the Joint Proxy Statement omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     16. Fred Meyer's corporate business reasons for consummating the Merger are set forth on pages 25 to 27 of the Joint Proxy Statement/Prospectus.

     18. Fred Meyer has not distributed the stock of a "controlled corporation" (as defined in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

                                               FRED MEYER INC.


Dated: March 4, 1999                           By: /s/ John T. Standley
       -------------                              ------------------------------
                                                         John T. Standley
                                                         Senior VP,
                                                         Chief Financial Officer

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